As filed with the Securities and Exchange Commission on November 29, 2016

Registration No. 333-171341

Registration No. 333-180184

Registration No. 333-186357

Registration No. 333-193684

Registration No. 333-202471

Registration No. 333-211463

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-171341

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180184

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-186357

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-193684

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-202471

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-211463

UNDER

THE SECURITIES ACT OF 1933

AEGERION PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2960116
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

2006 STOCK OPTION AND GRANT PLAN, AS AMENDED

2010 STOCK OPTION AND INCENTIVE PLAN

INDUCEMENT AWARD STOCK OPTION PLAN

(Full Titles of the Plans)

Barbara Y. Chan

President

Aegerion Pharmaceuticals, Inc.

One Main Street, Suite 800

Cambridge, Massachusetts 02142

(617) 500-7867

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul M. Kinsella

Ropes & Gray LLP

Prudential Tower

800 Boylston St.

Boston, Massachusetts 02199

(617) 951-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

Aegerion Pharmaceuticals, Inc., a Delaware corporation (the “Registrant”), is filing these post-effective amendments (these “Post-Effective Amendments”) to the following registration statements on Form S-8 (the “Registration Statements”) to deregister any and all shares of the Registrant’s common stock, $0.001 par value per share (the “Shares”), registered but unissued or unsold under the Registration Statements as of the date hereof:

•                  Registration Statement on Form S-8 (No. 333-171341), pertaining to the registration of an aggregate of 2,662,079 Shares issuable under the 2010 Stock Option and Incentive Plan and 1,754,120 Shares issuable under the 2006 Stock Option and Grant Plan, as amended, which was filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 22, 2010.

•                  Registration Statement on Form S-8 (No. 333-180184), pertaining to the registration of an aggregate of 1,553,673 Shares issuable under the 2010 Stock Option and Incentive Plan, which was filed with the Commission on March 16, 2012.

•                  Registration Statement on Form S-8 (No. 333-186357), pertaining to the registration of an aggregate of 1,019,590 Shares issuable under the 2010 Stock Option and Incentive Plan and 1,000,000 Shares issuable under the Inducement Award Stock Option Plan, which was filed with the Commission on January 31, 2013.

•                  Registration Statement on Form S-8 (No. 333-193684), pertaining to the registration of an aggregate of 1,175,372 Shares issuable under the 2010 Stock Option and Incentive Plan and 1,000,000 Shares issuable under the Inducement Award Stock Option Plan, which was filed with the Commission on January 31, 2014.

•                  Registration Statement on Form S-8 (No. 333-202471), pertaining to the registration of an aggregate of 1,138,596 Shares issuable under the 2010 Stock Option and Incentive Plan and 750,000 Shares issuable under the Inducement Award Stock Option Plan, which was filed with the Commission on March 3, 2015.

•                  Registration Statement on Form S-8 (No. 333-211463), pertaining to the registration of an aggregate of 1,178,564 Shares issuable under the 2010 Stock Option and Incentive Plan, which was filed with the Commission on May 19, 2016.

Pursuant to an Agreement and Plan of Merger, dated June 14, 2016, by and among the Registrant, QLT Inc., a British Columbia corporation (“QLT”), and Isotope Acquisition Corp., a Delaware corporation and an indirect wholly-owned subsidiary of QLT (“MergerCo”), MergerCo was merged with and into the Registrant (the “Merger”), with the Registrant surviving the Merger. The Merger became effective on November 29, 2016.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the Registration Statements. The Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all Shares registered but unissued or unsold under the Registration Statements as of the date hereof.

This filing is made in accordance with an undertaking by the Registrant in Part II of each of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuances but remained unsold at the termination of the offering.

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SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on November 29, 2016.

AEGERION PHARMACEUTICALS, INC.

By:	/s/ Jennifer Fitzpatrick
Name:	Jennifer Fitzpatrick
Title:	Vice President, Corporate Counsel and Secretary

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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